Exhibit 5.1

Our Ref: 170563:PFG

Your Ref:

21 August 2025

Mobilicom Ltd

C/- JM Corporate Services

Level 6/350 Collins Street

MELBOURNE VIC 3000

RE: Registration Statement on Form S-8

We have acted as Australian counsel to Mobilicom Limited, an Australian public company (the “Company”), in connection with its preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”), pertaining to the registration of 500,000,000 fully paid ordinary shares in the capital of the Company (the “Plan Shares”) which may be issued under the Mobilicom Limited Employee Security Incentive Plan adopted by the Board of the Company on 6 December 2024 (the “Plan”).

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement; (ii) a copy of the Constitution of the Company, as currently in effect; (iii) the Plan; and (iv) such other corporate records, Board resolutions and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including a signed circular resolution of the Board dated 18 July 2025 approving the number of Plan Shares that may be issued under the Plan increasing by a further 500,000,000 securities.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, facsimile or electronic copies and the authenticity of the originals of such latter documents. We have further assumed that the documents or copies thereof examined by us are true, complete and up-to-date and have not been amended, supplemented, rescinded, terminated or otherwise modified and that each individual future grant under the Plan made after the date hereof will be duly authorised by all necessary corporate action.

The opinion expressed herein is expressly limited to the laws of Commonwealth of Australia.

Based upon the foregoing and subject to the qualifications, limitations and assumptions stated herein, we are of the opinion that the Plan and the Plan Shares have been duly authorised and, when Plan Shares are issued pursuant to awards made in compliance with the Plan and the Corporations Act 2001 (Cth), those Plan Shares will be validly issued, fully paid and nonassessable1.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of any change of law that occurs, or of any facts, circumstances, events or developments of which we become aware, after the date of this opinion letter, even if they would alter, affect or modify the opinion expressed herein.

1	For the purpose of this opinion, the term “nonassessable”, when used to describe the liability of a person as the registered holder of shares has no clear meaning under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of ordinary shares, having fully paid all amounts due on such ordinary shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such ordinary shares.

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We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Yours faithfully

/s/ QR LAWYERS PTY LTD